                                 EMPLOYMENT AGREEMENT


    This Employment Agreement is entered into as of ____________, 1997 by and between ENTERTAINMENT PROPERTIES TRUST, a Maryland real estate investment trust (the "Company") and ROBERT L. "CHIP" HARRIS (the "Employee"). In consideration of the mutual promises and covenants continued herein, the parties hereto agree as follows:

    1. DUTIES. During the Term (as defined in Section 2) of his employment by the Company under this Agreement, Employee may continue to maintain his home in the Los Angeles, California area but shall devote his full time and attention to the business of the Company as president and chief development officer (in each capacity, the "President" and "Chief Development Officer", respectively), as directed by the Company's Chairman of the Board or the Board of Trustees (the "Board"). The Company's headquarters shall be located in the Kansas City, Missouri area.

    2. TERM. The term of this Agreement shall commence as of November __, 1997, and shall terminate on November __, 1999, or sooner as provided in Section 5 below (such period, as it may be extended, the "Term"). On each November __ hereafter, commencing in 1998, one year shall be added to the Term of Employee's employment with the Company under this Agreement, unless the Company has given written notice to the Employee that the Term will not be extended.

    3.   COMPENSATION.

         (a) BASE SALARY. During the Term of his employment by the Company under this Agreement, Employee shall receive an annual salary of $225,000 ("Base Salary") (less withholding for applicable taxes), payable in accordance with the Company's payroll procedures for its salaried employees, subject to such increases as may be approved by the Compensation Committee of the Board (the "Compensation Committee").

         (b) SIGNING BONUS. Employee shall receive a one-time signing bonus of Forty Thousand Dollars ($40,000) payable in a lump sum as soon as administratively feasible following the Formation Transactions, as described in the Company's Registration Statement (File No. 333-35281).

         (c) ANNUAL INCENTIVE PROGRAM. In addition to Base Salary, for each year commencing 1998 Employee shall be eligible to receive a performance based bonus under the Company's Annual Incentive Program ("Performance Bonus") if certain pre-established performance objectives are obtained ("Performance Goals"). The Compensation Committee shall establish a range of Performance Goals by March 31 of each year. The Compensation Committee shall determine annually within 60 days after completion of the Company's year end audit whether the Performance Goals for the preceding year have been achieved. If the Performance Goals for the preceding year have been achieved, the Compensation Committee shall certify such fact to the Company, and the Company shall pay such Performance Bonus to Employee as soon as administratively feasible following such certification. The Compensation Committee shall establish a maximum Performance Bonus of 60% of Base Salary, a target Performance Bonus of 40% of Base Salary, and a threshold Performance Bonus of 20% of Base Salary which shall be paid to Employee based upon certification that the Performance Goals have been achieved. No Performance Bonus shall be paid for any year in which the threshold Performance Goal has not been achieved. No Performance Bonus may exceed $300,000. The
Compensation Committee shall have the sole authority to administer and make determinations with respect to the Performance Bonus and Performance Goals.

         (d) SHARE INCENTIVE PLAN; SHARE PURCHASE PROGRAM; RESTRICTED SHARE PROGRAM; SHARE OPTION PROGRAM.

              (i) Employee acknowledges that after five (5) years from the date hereof, future participation in any Company share incentive plan is contingent upon Employee's ownership of common shares of beneficial interest, $0.01 par value per share ("Shares"), of the Company with a fair market value equal to at least five (5) times his then current Base Salary.

              (ii) Prior to or concurrent with the public offering of the Company contemplated in Registration Statement No. 333-35281 (the "Offering"), Employee will be provided the opportunity to purchase eighty thousand (80,000) Shares of the Company (the "Program Shares") at a price per share equal to the public Offering price per Share in the Offering as shown on the cover page of the final prospectus for the Offering. To finance such purchase by Employee, the Company agrees to make a five-year recourse loan to Employee equal to his aggregate purchase price for the Shares.

    The Program Shares will be issued to Employee concurrently with closing of the Offering in exchange for Employee's promissory note (the "Note") in the form attached hereto, except that if the Offering closes after November, 1997, the Note will bear interest at the applicable federal rate in effect on the date the Offering closes.

    In the event of a Change in Control, as defined in the Company's 1997 Share Incentive Plan, death, Disability (as defined below), retirement at age 65 or termination by the Company without Cause (as defined below), the Compensation Committee may, in its sole discretion, forgive in whole or in part any balance of the Note remaining after application of the proceeds from sale of the Program Shares to payment of the Note.

    The Program Shares will be issued to Employee without restriction by the Company, except that for a period of two years after their date of issue, the Program Shares may not be sold, transferred, or otherwise disposed of by Employee, voluntarily or involuntarily, without the written consent of the Company, except following a Change in Control of the

Company, as defined in the Company's 1997 Share Incentive Plan, or Employee's termination by reason of death, Disability or retirement at age 65. Any sale of the Program Shares must comply with the Securities Act of 1933 and the rules promulgated thereunder. The Program Shares will bear a legend to such effect.

              (iii) Employee shall be entitled to receive as incentive compensation the following share incentive awards:

                   (A)  If the Employee purchases Program Shares pursuant to
         Section 3(d)(ii) hereof, then prior to or concurrent with the closing of the Offering, Employee shall be granted ten-year options ("Options") to purchase fifty percent (50%) of the number of Program Shares he purchased pursuant to Section 3(d)(ii) for an exercise price equal to the public offering price per share in the Offering as shown on the cover page of the final prospectus for the Offering. All Options granted pursuant to the foregoing shall be "incentive stock options" ("ISOs") as defined under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code") to the extent permitted under
         Section 422 of the Code. The Company shall use its best efforts to obtain all necessary shareholder approvals to ensure the Options qualify as ISOs. Twenty percent (20%) of such Options shall vest and become exercisable on each of the first, second, third, fourth and fifth anniversaries following the date of grant, provided that Employee remains an employee of the Company following such respective dates, provided further, all unvested Options shall immediately vest and become exercisable upon any of (1) Employee's (a) death, (b) separation from service due to a Disability, (c) termination of employment by the Company without Cause, (d) termination of employment by the Employee following a Material Breach (as defined below), or (e) resignation following appointment of a Chief Executive Officer from outside the Company, or (2) a Change in Control of the Company, as defined in the Company's 1997 Share Incentive Plan. Notwithstanding the foregoing, Employee agrees that all unvested Options shall be forfeited if he sells or otherwise disposes of the Program Shares purchased pursuant to Section 3(d)(ii) within five years of such purchase without the written consent of the Board or the Compensation Committee. Such Options shall otherwise be upon such terms and conditions as are consistent with the Company's 1997 Share Incentive Plan.

                   (B) If the Employee purchases Program Shares of the Company pursuant to Section 3(d)(ii) hereof, then prior to or concurrent with the closing of the Offering, Employee shall be granted restricted Shares (the "Restricted Shares") equal in number to fifty percent (50%) of the number of Program Shares he purchased pursuant to Section 3(d)(ii) hereof.

    Except as hereinafter provided, the Restricted Shares will be forfeited by Employee in the event of any sale, assignment, transfer, hypothecation, pledge or other alienation of such Restricted Shares, made or attempted, whether voluntary or involuntary, and if involuntary whether by process of law in any civil or criminal suit, action or proceeding, whether in the nature of an insolvency or bankruptcy proceeding or otherwise, without the written consent of the Board or the Compensation Committee. In addition, the Restricted Shares will be forfeited if Employee sells or otherwise disposes of the Program Shares purchased pursuant to Section 3(d)(ii) hereof prior to the fifth anniversary of the date of their purchase without the written consent of the Board or the Compensation Committee.

    The foregoing restrictions will lapse with respect to one hundred percent (100%) of the Restricted Shares and such Restricted Shares will become nonforfeitable on the fifth anniversary of the date of grant, provided the
Employee is serving as President and/or Chief Development Officer   on that
date. All restrictions will lapse with respect to 100% of the Restricted Shares upon any of (1) Employee's (a) death, (b) separation from service due to a Disability, (c) termination of employment by the Company without Cause, (d) termination of employment by the Employee following a Material Breach, or (e) resignation following appointment of a Chief Executive Officer from outside the Company, or (2) a Change in Control of the Company as defined in the Company's 1997 Share Incentive Plan. In addition, the Board or the Compensation Committee may accelerate the vesting of any or all Restricted Shares in its discretion. Except for these restrictions, the Employee as owner of the Restricted Shares shall have all the rights of a shareholder including, but not limited to, the right to receive all dividends paid on the Restricted Shares and the right to vote such Shares. Such Restricted Shares will otherwise be upon such terms and conditions as are consistent with the Company's 1997 Share Incentive Plan.

    Each certificate issued in respect of the Restricted Shares shall be registered in Employee's name and deposited by him, together with a Share power endorsed in blank, with the Company and shall bear the following (or a similar) legend:

         "The transferability of this certificate and the common shares represented hereby are subject to the terms and conditions (including forfeiture) contained in the Agreement dated as of __________, 1997 entered into between the registered owner and Entertainment Properties Trust."

    At the expiration of the restrictions, the Company shall redeliver to Employee (or his legal representative, beneficiary or heir) Share certificates for the Restricted Shares deposited with it without any legend.


         (e) BENEFITS. During the Term of his employment by the Company under this Agreement, Employee also shall be eligible for the benefits offered by the Company from time to time to the Company's other executive officers (such as group insurance, pension plans, thrift plans, stock purchase plans and the like), as determined by the Compensation Committee. Nothing herein shall be construed so as to prevent the Company from modifying or terminating any employee benefit plans or programs it may adopt from time to time.

         (f) AUTOMOBILE. During the Term of Employee's employment, the Company shall provide Employee with an automobile allowance.

         (g)  COMPENSATION DURING DISABILITY.  During any disability of
Employee during the Term of his employment by the Company under this Agreement, Base Salary payable to Employee pursuant to the terms of this Agreement shall be reduced by any and all disability payments Employee may receive pursuant to any insurance contract provided by Company for the benefit of its employees. Notwithstanding any termination of this Agreement as provided in Section 5, Employee shall thereafter be entitled to the full benefits of all disability payments to which he may be entitled pursuant to such insurance contracts.

         (h) FULL PAYMENT. The compensation to be paid to Employee under this Agreement shall be in full payment for (i) all services rendered by Employee in any capacity to the Company or any affiliate of the Company, and (ii) all other obligations of Employee under this Agreement.

    4. EXPENSE REIMBURSEMENTS. During the Term of Employee's employment by the Company under this Agreement, the Company shall reimburse Employee for business travel and entertainment expenses reasonably incurred by the Employee on behalf of the Company in accordance with the Company's procedures, as such may exist from time to time.

    5. TERMINATION. Employee's service as President and Chief Development Officer hereunder shall be terminated upon the earliest of:

         (a)  EXPIRATION. The expiration of the Term.

         (b)  DEATH. The death of Employee.

         (c) DISABILITY. If, as a result of Employee's incapacity due to physical or mental illness, Employee shall not have been regularly performing his duties and obligations hereunder for a period of six consecutive months (a "Disability") , and within thirty (30) days after written notice of termination is given by the Chairman of the Board or the Board (which may occur before or after the end of such six month period) Employee shall not have returned to the performance of his duties and obligations hereunder on a regular basis.

         (d) CAUSE. The Chairman of the Board or the Board terminates Employee for Cause. For purposes of this Agreement, the Chairman of the Board or the Board shall have "Cause" to terminate Employee upon (i) the willful and continued failure by Employee to perform substantially his duties with the Company (other than any such failure resulting from his incapacity due to physical or mental illness) after a written demand for substantial performance is delivered to Employee by the Chairman of the Board or the Board which specifically identifies the manner in which the Chairman of the Board or the Board believes that Employee has not substantially performed his duties, or (ii) the willful engaging by Employee in misconduct which is materially and demonstrably injurious to the Company. For purposes of this Agreement, no act, or failure to act, on the part of Employee shall be considered "willful" unless done, or omitted to be done, in bad faith and without reasonable belief that Employee's act or omission was in the best interests of the Company. Notwithstanding the foregoing, Employee shall not be deemed to have been terminated for Cause without (1) reasonable notice to Employee setting forth the reason for the Chairman of the Board's or the Board 's intention to terminate for Cause, (2) an opportunity for Employee, together with his counsel, to be heard before the Chairman of the Board or the Board, and (3) delivery to Employee of a Notice of Termination, as defined below, from the Chairman of the Board or the Board finding that in the good faith opinion of the Chairman of the Board or the Board , Employee was guilty of conduct set forth above, and specifying the particulars thereof in detail.

         (e) MATERIAL BREACH. Employee terminates his service hereunder for a material breach of this Agreement by the Company. For purposes of this Agreement, a "material breach" shall be deemed to occur upon (i) a failure by the Company to comply with any material provisions of this Agreement which has not been cured within thirty (30) days after written notice of such noncompliance has been given by Employee to the Chairman of the Board or the Board, or (ii) any purported termination of Employee which is not effected pursuant to a Notice of Termination, as defined below (and for purposes of this Agreement no such purported termination shall be effective).

         (f) NOTICE. The date specified in written notice given by the Company or Employee at least thirty (30) days in advance.

    Any termination of Employee by the Company or by Employee (other than termination pursuant to Section 5(a) or (b) hereof) shall be communicated by written Notice of Termination to the other party hereto in accordance with
Section 11. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Employee under the provisions so indicated, unless such termination is pursuant to paragraph (f) hereof.

    "Date of Termination" shall mean (i) if Employee's service is terminated by the expiration of this Agreement, the date of expiration, (ii) if Employee's service is terminated by his death, the date of his death, (iii) if Employee's service is terminated pursuant to Section 5(c) hereof, thirty (30) days after Notice of Termination is given (provided that Employee shall not have again become available for service as the President and/or Chief Development Officer on a regular basis during such thirty (30) day period), (iv) if Employee's service is terminated for Cause, the date specified in the Notice of

Termination, (v) if Employee's service is terminated pursuant to Section 5(f) hereof, the expiration of the thirty (30) day notice period, and (vi) if Employee's service is terminated for any other reason, the date on which a Notice of Termination is given.

    6.   AMOUNTS DUE UPON TERMINATION OR DURING DISABILITY.

         (a) During any period that Employee fails to perform his duties hereunder as a result of incapacity due to physical or mental illness ("disability period"), Employee shall continue to receive his Base Salary at the rate then in effect for such period until his service is terminated pursuant to
Section 5(c) hereof, provided that payments so made to Employee during the first 180 days of the disability period shall be reduced by the sum of the amounts, if any, paid to the Employee at or prior to the time of any such payment under disability benefit plans of the Company or under the Social Security disability insurance program, and which amounts were not previously applied to reduce any such payment.

         (b) If Employee's service should be terminated by the Chairman of the Board or the Board for Cause, by Employee's death or by Employee absent a Material Breach, the Company shall pay Employee his accrued, but unpaid Base Salary through the Date of Termination at the rate in effect at the time Notice of Termination is given, and the Company shall have no further obligations to Employee under this Agreement.

         (c) If Employee's service is terminated by the Chairman of the Board or the Board without Cause or by the Employee following a Material Breach, Employee shall be entitled to receive, in addition to all other amounts, one of the two alternative compensation payments described in (i) or (ii) below.

              (i) INSTALLMENT PAYMENTS. An amount equal to Base Salary of Employee in effect at the time of termination plus his target performance bonus of 40% of Base Salary (total payment equal to 140% of Base Salary) (less withholdings or applicable taxes), payable over the unexpired Term of this Agreement remaining at the Date of Termination of Employee's employment under this Agreement, payable in advance at the beginning of each month in equal monthly installments over such unexpired Term; or

              (ii) LUMP-SUM PAYMENT. An amount equal to the net present value of the payments described in Section 6(c)(i) above, payable within 30 days after the Date of Termination of Employee's employment under this Agreement. The discount of such payments to their net present value shall utilize a discount rate equal to the prime rate of interest published in THE WALL STREET JOURNAL on the Date of Termination (such prime rate currently defined in THE WALL STREET JOURNAL as the base rate on corporate loans posted by at least 75% of the nation's 30 largest banks) or if such rate is not available, then the prime rate of interest of NationsBank, N.A. in effect on the Date of Termination.

    The Company shall have the right to elect the severance compensation described in either clause (i) or clause (ii) above, at its sole discretion.

    7. CONFIDENTIALITY. Employee acknowledges that he knows and in the future will know information relating to the Company and its affiliated companies and their respective operations that is confidential or a trade secret. Such information includes information, whether obtained in writing, in conversation or otherwise, concerning corporate strategy, intent and plans, business operations, pricing, costs, budgets, equipment, the status, scope and terms of pending acquisitions, negotiations and transactions, the terms of existing or proposed business arrangements, contracts and obligations, and corporate and financial reports. Such confidential or trade secret information shall not, however, include information in the public domain unless Employee has, without authority, made it public.

    Employee shall (a) not disclose such information to anyone except in confidence and as is necessary to the performance of his duties for the Company;
(b) keep such information confidential; (c) take appropriate precautions to maintain the confidentiality of such information; and (d) not use such information for personal benefit or the benefit of any competitor or any other person.

    Upon termination of his employment, Employee shall return all materials in his possession or under his control that were prepared by or relate to the Company or its affiliates, including, but not limited to, materials containing confidential information, files, memorandums, price lists, reports, budgets and handbooks.

    Except as otherwise required by law, Company and Employee agree that all provisions of this Agreement and all other elements of Employee's terms of employment, compensation, and separation from employment (when such may occur) shall remain confidential and shall not be disclosed to any party other than the Employee and the members of the Board.

    8. NONCOMPETITION. During the Term of Employee's employment by the Company under any arrangement or nature whatsoever, and for a period equal to
(i) the period during or with respect to which the Employee receives a continuation of his Base Salary under Section 6(c) or (ii) if the Employee's termination is for Cause or the Employee quits absent a Material Breach, then for the remainder of the Term as the Term would have been determined under
Section 2 of this Agreement on the date prior to the Employee's separation from employment, Employee shall not, directly or indirectly, either individually or jointly or on behalf of or in concert with any other person or entity, as a proprietor, partner, shareholder, director, officer, employee, agent, consultant or in any other capacity or manner whatsoever engage in any business activity competitive with the business of the Company or its affiliates as constituted during the Term of Employee's employment by the Company and on the Date of the Termination of such employment.

    9. NONSOLICITATION. Employee agrees that during the Term of Employee's employment by the Company under any arrangement or nature whatsoever, and for a period of two years after the termination of such employment, Employee will not (a) solicit, entice or otherwise induce any professional or executive employee of the Company or its affiliates to leave the employ of the Company or its affiliates for any reason whatsoever; (b) directly or indirectly aid, assist or abet any other person or entity into soliciting, enticing or inducing any employee of the Company or its affiliates to leave their employ or in hiring any employee of the Company or its affiliates; or
(c) interfere with any contractual or other business relationship or expectancy between the Company or its affiliates and their employees.

    10. EQUITABLE REMEDIES. The parties acknowledge that irreparable damage will result to the Company from any violation of Sections 7, 8 or 9 by Employee. The parties expressly agree that, in addition to any and all remedies available to the Company for any such violation, the Company shall have the remedy of restraining order and injunction and any such equitable relief as may be declared or issued by a court to enforce the provisions of Sections 7, 8 and 9 and Employee agrees not to claim in any such equitable proceeding that a remedy at law is available to the Company. Notwithstanding anything contained herein to the contrary and if, and only if, any provision of the type contained in Sections 7, 8 or 9, as the case may be, is enforceable in the jurisdiction in question, if any one or more of the provisions contained in such Section shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, such provision shall be construed by limiting and reducing it so as to be enforceable to the extent compatible with the applicable law in such jurisdiction as it shall then appear.

    11. NOTICES. All notices, requests, demands or other communications under this Agreement shall be in writing addressed as follows:

         (a)  If to the Company, to:

                   Entertainment Properties Trust
                   One Kansas City Place
                   1200 Main Street, Suite 3250
                   Kansas City, Missouri 64105
                   Attention:  Peter C. Brown

         (b)  If to Employee, to:

                   Robert L. "Chip" Harris
                   Entertainment Properties Trust
                   One Kansas City Place
                   1200 Main Street, Suite 3250
                   Kansas City, Missouri 64105

    Any such notice, request, demand or other communication shall be effective as of the date of actual delivery thereof. Either party may change such notice address by written notice as provided herein.

    12. OTHER PROVISIONS. This Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective heirs, personal representatives, successors and permitted assigns. This Agreement shall be governed by the laws of the State of Missouri. This Agreement represents the entire agreement of the parties hereto and shall not be amended except by a written agreement signed by all the parties hereto. This Agreement supersedes any prior oral or written agreements or understandings between the Company or any affiliate of the Company and Employee. This Agreement shall not be assignable by one party without the prior written consent of the other party. In the event one or more of the provisions contained in this Agreement or any application thereof shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement or any other application thereof shall not in any way be affected or impaired thereby. Section headings herein have no legal significance.

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

    IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the day and year first above written.


                             ENTERTAINMENT PROPERTIES TRUST

                             By
                               ---------------------------------------
                             Name
                                 -------------------------------------
                             Title
                                  ------------------------------------


                             "EMPLOYEE"

                             -----------------------------------------
                                  ROBERT L. "CHIP" HARRIS